FIRST AMENDMENT TO THE
PEOPLES BANCORP INC.
SECOND AMENDED AND RESTATED
2006 EQUITY PLAN

This First Amendment (this “First Amendment”) to the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan (as previously amended, the “Plan”) is adopted by the Board of Directors (the “Board”) of Peoples Bancorp Inc. (the “Company”) on January 25, 2018 (the “Effective Date”).

WHEREAS, the Company sponsors the Plan; and

WHEREAS, the Company desires to amend the Plan in order to amend the definition of “Retirement” for purposes of the Plan; and

WHEREAS, Section 12.2(a) of the Plan permits the Board to amend the Plan at any time in such respects as the Board may deem to be in the best interests of the Company without the approval of the shareholders of the Company unless: (a) the amendment would increase the number of shares of Company Stock (as defined in the Plan) which may be issued under the Plan, except as otherwise permitted under Section 12.1 of the Plan; (b) the amendment would expand the types of awards available to Participants (as defined in the Plan) under the Plan; (c) the amendment would materially expand the class of employees and/or advisors eligible to participate in the Plan; (d) the amendment would materially change the method of determining the Option Price of Options (as each is defined in the Plan) or the Exercise Price of SARs (as each is defined in the Plan); (e) the amendment would delete or limit the provision in Section 5.8 of the Plan prohibiting the repricing of Options and SARs; (f) the amendment would extend the termination date of the Plan; or (g) the approval of the amendment by the shareholders of the Company would be required to satisfy any applicable laws or regulations or the rules or standards of any securities exchange, market or other quotation system on or through which the Company Stock is listed or traded; and

WHEREAS, the amendment of the definition of “Retirement” for purposes of the Plan is not within the stated exceptions that require shareholder approval and, therefore, approval by the Company’s shareholders is not required under the provisions of Section 12.2(a) of the Plan in order to amend the Plan as set forth in this First Amendment; and

WHEREAS, the new definition of “Retirement” provided for in this First Amendment as being applicable to future Awards (as defined in the Plan) issued under the Plan shall not apply to outstanding Awards issued under the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date of the adoption of this First Amendment as contemplated in the introductory paragraph of this First Amendment:

1.Section 2.36 of the Plan is hereby deleted in its entirety and the following is substituted therefor:

2.36    RETIREMENT means: (a) in the case of any Award made under the Plan prior to January 25, 2018, a Termination by a Participant other than due to death or Disability on or after attaining 65 years of age and with at least 10 years of service with the Company or any Subsidiary; and (b) in the case of any Award made under the Plan on or after January 25, 2018, a Termination by a Participant other than due to death or Disability on or after attaining 62 years of age and with at least five years of service with the Company or any Subsidiary.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer, effective as of the Effective Date.

Peoples Bancorp Inc.

By:

Printed Name:

Its: